Exhibit 99.1

News Release

CHIQUITA REPORTS THIRD QUARTER 2014 RESULTS

•	GAAP net loss of $18 million for both of 2014 and 2013 third quarter

•	Comparable operating income[1] of $12 million in 2014 compared to $2 million in 2013

•	Adjusted EBITDA[1] of $26 million for 2014 compared to $18 million in 2013

CHARLOTTE, N.C. - November 6, 2014 - Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the third quarter 2014. The company reported GAAP net loss of $18 million for the third quarter of both 2014 and 2013, and GAAP operating loss of $1 million for 2014 compared to GAAP operating income of $1 million for 2013. The company also reported comparable operating income [1] of $12 million for 2014 compared to comparable operating income of $2 million for 2013.

“Chiquita’s results in the third quarter were the strongest in the last five years for this period,” said Ed Lonergan, Chiquita’s President and Chief Executive Officer. “The momentum generated by Chiquita’s ‘return to the core’ strategy resulted in higher sales in our banana segment, and improved pricing in both bananas and salads & healthy snacks. We did experience lower demand in foodservice vegetables and healthy snacks, and processed fruit sales were constrained by supply. We continued to experience higher banana sourcing and transport costs in the quarter as a result of atypical weather conditions requiring higher than anticipated purchases of bananas sourced in the spot market. Relative to 2013, the second half of the year will benefit from reduced levels of excess supply of fruit, as well as favorable comparisons in the salad business as a result of third quarter-deployed salads pricing actions and improving performance of our Midwest salad facility, which incurred significant expenses last year.”

Lonergan continued, “I am particularly proud of our results in light of the significant work and potential distractions that existed for our employees in the third quarter surrounding the evaluation of our strategic alternatives. Chiquita’s employees around the world have continued to work relentlessly on behalf of Chiquita, our investors, and our customers. With the announced sale of Chiquita to the Cutrale and Safra groups, we are working to ensure an efficient closing and successful integration by the end of the year or early 2015."

[1]Amounts exclude certain items described below under “Non-GAAP Measurements and Items Affecting Comparability.”

2014 THIRD QUARTER SUMMARY
The following table shows adjustments and reconciling items made to “Operating income (loss),” a GAAP measure, to calculate “Comparable operating income” and “Adjusted EBITDA.” See “Non-GAAP Measurements and Items Affecting Comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

	Operating income (loss)
(in millions)	2014	2013
Operating income (loss) (U.S. GAAP)	$(1)	$1
Transaction costs	8	—
Unrealized foreign currency hedging loss [1]	—	2
Exit activities and other matters	5	—
Recovery of grower receivables	—	(1)
Comparable operating income (Non-GAAP)	12	2
Depreciation and amortization	15	16
Adjusted EBITDA (Non-GAAP)	$26	$18
Columns may not total due to rounding.
[1] Unrealized foreign currency hedging gain is included in ‘Net sales’ under U.S. GAAP

Bananas: Comparable net sales increased 4 percent to $477 million primarily due to higher pricing and higher volumes in North America, as well as higher overall pricing in Europe from market mix as volumes shifted to Core European markets from the Mediterranean and Middle East. Operating income on a GAAP basis was $18 million for each of the third quarters of 2014 and 2013. Comparable operating income decreased to $18 million in the third quarter of 2014 compared to comparable operating income of $20 million in the same period of 2013 as a result of higher sourcing and logistics costs, partially offset by increased sales.

Salads and Healthy Snacks: Net sales decreased 2 percent to $234 million due to lower volume of vegetable and healthy snacks sales to foodservice customers, partially offset by improved retail value-added salad pricing including mix. Operating income on a GAAP basis was $6 million for the quarter compared to operating loss of $5 million for the third quarter of 2013. Comparable operating income was $8 million for the third quarter of 2014 compared to comparable operating loss of $5 million in the same period of 2013 as a result of cost and efficiency improvements primarily at the company’s new Midwest salad plant and the benefits of third quarter-deployed salads pricing actions.

Cash, debt and liquidity: Cash flow from operations was $2 million for the third quarter of 2014 compared to cash flow from operations of $29 million for the same period of 2013. At September 30, 2014, cash and equivalents were $45 million, and the company had $84 million of availability under its ABL facility.

STOCK TENDER AND MERGER
As previously announced on October 27, 2014, Chiquita and the Cutrale and Safra groups (“Cutrale-Safra”) announced a definitive merger agreement under which an affiliate of Cutrale-Safra will acquire all outstanding common shares of Chiquita for $14.50 per share in cash. A tender offer for the shares was launched on November 4, 2014. Following the closing of the tender offer, Cutrale-Safra will acquire all remaining shares through a merger.

The transaction is not subject to any financing condition, but is subject to the satisfaction of customary closing conditions and regulatory approvals. The transaction is expected to close by the end of the year or early 2015. Following the close of the transaction, Chiquita will become a wholly owned subsidiary of Cutrale-Safra, and remain incorporated in New Jersey.

OUTLOOK
Chiquita has made significant progress executing its strategy to focus on its core products and to operate a branded commodity produce business with excellence. Chiquita management believes that the company remains on glidepath to its long term EBIT margin targets - to achieve run-rate target EBIT margins of 4% for Bananas and 7-8% for Salads by the end of 2015.
The company’s focus in the remainder of 2014 will be upon:

•	Closing the announced combination with Cutrale-Safra, which is expected to occur by the end of the year or early 2015

•	Execution of certain previously announced salads and healthy snacks cost reduction and pricing actions

•	Disciplined contract renewals and new business acquisitions driven by continuous quality improvements as well as service and innovation

•
Continued prioritization of profitability over volume, but with product expansions to include sale of a broader portfolio of banana classes and types to better serve the full requirements of our customers

•	Completing the migration of an important North American port operation to New Orleans and to shipping partnerships and rotations that drive efficiencies

•
Prudent capital spending, with a focus on farm, port and plant productivity enhancements, as well as research and development spending to safeguard our operations and industry from adverse weather conditions, disease and other natural conditions

These expectations do not include any unforeseen weather, other event risks or major currency fluctuations.

Management’s estimates of certain financial items are as follows:

	Q3 2014	FY 2014
(in millions)	Actual	Estimated
Capital expenditures	$14	$55-60
Depreciation & amortization	15	60-65
Gross interest expense [1]	16	60-65

[1] Interest expense includes the impact of accounting standards that added non-cash interest expense of $3 million for each of the three quarters of both 2014 and 2013 related to the company’s convertible notes.

NON-GAAP MEASUREMENTS AND ITEMS AFFECTING COMPARABILITY
The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). To provide investors with additional information regarding the company’s results, more meaningful year-on-year comparisons of the company’s core financial performance, and measures that management uses to evaluate the company’s performance against internal budgets and targets, the company reports certain non-GAAP measures as defined by the Securities and Exchange Commission. This press release uses non-GAAP measures of comparable sales, comparable operating income, comparable operating margin and Adjusted EBITDA. Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures that other companies use. The adjustments between the U.S. GAAP and non-GAAP financial measures listed below are excluded from comparable operating income because they are unusual and/or infrequent in nature and are consistent with the company's internal reporting and measurement of financial performance.

•
Transaction costs: In the quarter and nine months ended September 30, 2014, the company recognized $8 million and $17 million, respectively, of expenses related to the previously proposed combination with Fyffes and the offer from Cutrale-Safra. Transaction expenses have been excluded from comparable Corporate costs.

•
Unrealized foreign currency hedging loss: Hedge accounting was terminated prospectively in the first quarter of 2013 for certain currency hedges that were transferred to banks participating in the company's ABL Credit Facility. These unrealized gains and losses were recognized in "Net sales" for positions originally intended to hedge sales in the second and third quarters of 2013. Termination of hedge accounting did not change the economic purpose or effect to reduce uncertainty in the U.S. dollar realization of euro-denominated sales, but did result in unrealized changes in fair value of these hedge positions to be recognized prior to settlement. In the quarter ended September 30, 2013, the company recognized $2 million of losses in "Net sales" associated with unrealized changes in the fair value of these option contracts, which were excluded from the comparable net sales and results of the Bananas segment. These unrealized changes net to zero in the first nine months of 2013 because all of the affected hedge positions had settled by September 30, 2013.

•
Vessel changeover expenses: In the second quarter of 2014, the company excluded $5 million from the comparable results of the Banana segment for contract termination and other expenses for vessels being returned at the end of their leases. To maintain its shipping rotations, the company entered into new time charter arrangements for an equal number of ships.

•
Exit activities and other matters: In the quarter and nine months ended September 30, 2014, the company excluded $2.1 million and $4.7 million, respectively, of costs related to restructuring, discontinued non-core product lines, resizing of products as part of strategic cost reduction activities and legal matters that were excluded from the comparable results of the Salads and Healthy Snacks Segment. In the quarter and nine months ended September 30, 2014, the company excluded from the Other Produce Segment $3 million related to a claim settlement with a former supplier of other produce products that were discontinued in previous periods. In the nine months ended September 30, 2014, the company also had a $0.8 million gain related to a non-core asset sale that was excluded from the comparable results of the Banana segment and $0.5 million of restructuring that was excluded from the comparable results of Corporate.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.
Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products - from energy-rich bananas, blends of convenient green salads and other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs approximately 20,000 people and has operations in nearly 70 countries worldwide. For more information, please visit the corporate web site at www.chiquita.com.

CONTACTS      Steve Himes, 980-636-5636, shimes@chiquita.com, (Investors and Analysts)
Ed Loyd, 980-636-5145, eloyd@chiquita.com, (Media)

FORWARD-LOOKING STATEMENTS
This press release contains certain statements, including in the “Outlook” section, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, burdensome taxes, additional tax assessments in foreign jurisdictions, political instability and terrorism; challenges in implementing the relocation of its corporate headquarters and other North American corporate functions to Charlotte, North Carolina; challenges in its ability to achieve cost savings and other benefits from restructuring and strategic changes; unusual weather events, conditions or crop risks; continued ability to access the capital and credit markets on commercially reasonable terms and comply with the terms of its debt instruments; access to and cost of financing; the risk that the acquisition by Cutrale-Safra does not occur; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with such items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

NO OFFER OR SOLICITATION
This communication is not intended to and does not constitute an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Chiquita Brands International, Inc. common stock is being made pursuant to the tender offer statement on Schedule TO, including the offer to purchase and other related materials, referenced below.

IMPORTANT ADDITIONAL INFORMATION HAS BEEN FILED AND WILL BE FILED WITH THE SEC
In connection with the offer recently commenced, an affiliate of Cutrale-Safra has filed a Tender Offer Statement on Schedule TO, containing an offer to purchase, a form of letter of transmittal and other related tender offer documents, with the U.S. Securities and Exchange Commission (the “SEC”), and Chiquita has filed a Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the tender offer. The Tender Offer Statement filed by an affiliate of Cutrale-Safra and the Solicitation/ Recommendation Statement filed by Chiquita is in the process of being mailed to shareholders of Chiquita. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE FORM OF LETTER OF TRANSMITTAL AND OTHER TENDER OFFER RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AND ANY AMENDMENTS THERETO, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders are able to obtain free copies of the Tender Offer Statement, the Solicitation/Recommendation Statement and other documents filed with the SEC by Chiquita through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders are able to obtain free copies of the Tender Offer Statement, the Solicitation/Recommendation Statement and other documents filed with the SEC by

Chiquita by contacting Chiquita Investor Relations at: Chiquita Brands International, Inc., c/o Corporate Secretary, 550 South Caldwell Street, Charlotte, North Carolina 28202 or from the Information Agent named in the tender offer materials.

# # #

Exhibit A:
CHIQUITA BRANDS INTERNATIONAL, INC.
CONSOLIDATED INCOME STATEMENT
(Unaudited – in millions, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$739	$723	$2,326	$2,309
Operating expenses:
Cost of sales	664	645	2,065	2,018
Selling, general and administrative	54	61	163	177
Transaction costs	8	—	17	—
Depreciation	12	13	39	41
Amortization	2	2	7	7
Operating income	(1)	1	36	67
Interest income	1	1	2	2
Interest expense	(16)	(15)	(46)	(45)
Loss on debt extinguishment	—	—	(1)	(6)
Other income (expense), net	(1)	(1)	(5)	2
Income before income taxes	(17)	(14)	(14)	20
Income tax benefit (expense)	(1)	(4)	(10)	(4)
Net income (loss)	$(18)	$(18)	$(25)	$16

Earnings (loss) per common share - basic	$(0.38)	$(0.38)	$(0.53)	$0.34
Earnings (loss) per common share - diluted	$(0.38)	$(0.38)	$(0.53)	$0.33

Shares used to calculate basic earnings per common share	47.0	46.6	46.9	46.5
Shares used to calculate diluted earnings per common share	47.0	46.6	46.9	47.4

Columns may not total due to rounding.

Exhibit B:
CHIQUITA BRANDS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions)

	September 30, 2014	December 31, 2013	September 30, 2013
ASSETS
Current assets:
Cash and equivalents	$45	$54	$72
Trade receivables, less allowances of $17, $20 and $20, respectively	249	252	270
Other receivables, net	68	56	67
Inventories	209	211	235
Prepaid expenses	42	50	47
Other current assets	25	7	17
Total current assets	639	629	708
Property, plant and equipment, net	400	391	393
Other non-current assets, net	631	639	622
Total assets	$1,669	$1,659	$1,723
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$5	$2	$2
Accounts payable	249	248	284
Accrued liabilities	156	158	148
Total current liabilities	409	409	434
Long-term debt and capital lease obligations, net of current portion	635	629	620
Deferred gain – sale of shipping fleet	—	6	10
Other non-current liabilities	247	240	265
Total liabilities	1,291	1,285	1,329
Total shareholders' equity	378	374	394
Total liabilities and shareholders' equity	$1,669	$1,659	$1,723

Columns may not total due to rounding.

Exhibit C:
CHIQUITA BRANDS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited – in millions)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Cash (used) provided by:
OPERATIONS
Net income (loss)	$(18)	$(18)	$(25)	$16
Depreciation and amortization	15	16	46	48
Loss on debt extinguishment	—	—	1	6
Reserve for trade receivables	3	2	5	3
Amortization of discount on Convertible Notes	3	3	9	8
Amortization of gain on sale of the shipping fleet	—	(4)	(6)	(10)
Stock-based compensation	2	1	6	5
Changes in current assets and liabilities and other	(2)	29	5	17
Operating cash flow	2	29	41	92
INVESTING
Capital expenditures	(14)	(15)	(39)	(36)
Contribution to equity-method investment	—	(13)	—	(13)
Net proceeds from sale of long-term assets	3	4	5	12
Other, net	—	—	(4)	4
Investing cash flow	(11)	(23)	(37)	(34)
FINANCING
Issuances of long-term debt	—	—	—	429
Repayments of long-term debt and capital lease obligations	(1)	(1)	(12)	(413)
Borrowings under the ABL Revolver	—	—	24	37
Repayments of the ABL Revolver	—	—	(24)	(37)
Repayments of the Credit Facility Revolver	—	—	—	(40)
Payments for debt modification and issuance costs	—	—	—	(14)
Financing cash flow	(1)	(1)	(12)	(37)
Increase (decrease) in cash and equivalents	(9)	5	(9)	21
Balance at beginning of period	55	67	54	51
Balance at end of period	$45	$72	$45	$72

Columns may not total due to rounding.

Exhibit D:
CHIQUITA BRANDS INTERNATIONAL, INC.
OPERATING STATISTICS - THIRD QUARTER
(Unaudited—in millions, except for percentages and exchange rates)

	Quarter Ended September 30,		Better (Worse)	Nine Months Ended September 30,		Better (Worse)
	2014	2013	vs. 2013	2014	2013	vs. 2013
Comparable sales by segment[1]
Bananas	$477	$458	4.3%	$1,516	$1,482	2.3%
Salads and Healthy Snacks	234	239	(2.0)%	713	739	(3.5)%
Other Produce	27	28	(4.1)%	97	88	9.5%
	$739	$725	1.9%	$2,326	$2,309	0.7%
Comparable operating income (loss) [1]
Bananas	$18	$20	(7.5)%	$87	$101	(14.6)%
Salads and Healthy Snacks	8	(5)	261.4%	15	6	165.5%
Other Produce	(2)	1	(246.6)%	(2)	1	(283.4)%
Corporate	(13)	(14)	9.0%	(34)	(41)	16.2%
	$12	$2	537.4%	$65	$67	(2.6)%
Comparable operating margin by segment [1]
Bananas	3.8%	4.3%	(0.5) pts	5.7%	6.8%	(1.1) pts
Salads and Healthy Snacks	3.6%	(2.2)%	5.7 pts	2.1%	0.7%	1.3 pts
Other Produce	(7.4)%	4.8%	(12.2) pts	(1.8)%	1.0%	(2.8) pts

GAAP SG&A as a percent of net sales	7.3%	8.4%	1.2 pts	7.0%	7.7%	0.7 pts

Company banana sales volume (40 lb. boxes)
North America	18.8	18.1	3.8%	56.8	54.1	4.9%
Core Europe[2]	7.6	7.3	4.4%	25.2	25.6	(1.7)%
Mediterranean	1.8	2.6	(29.0)%	7.0	8.7	(18.6)%
Middle East	1.0	1.1	(15.1)%	2.8	3.2	(13.0)%
Europe and the Middle East	10.4	11.0	(5.5)%	35.0	37.4	(6.6)%
Total banana sales volume	29.2	29.2	0.3%	91.8	91.6	0.2%
Banana Pricing
North America [3]			2.2%			0.3%
Core Europe: [2]
Local currency			(3.6)%			(1.8)%
Currency exchange impact			0.4%			3.3%
Core Europe U.S. Dollar Basis			(3.2)%			1.5%
Mediterranean			2.3%			9.3%
Middle East			2.6%			9.7%
Europe and the Middle East			1.1%			4.5%
Retail value-added salads
Volume (12-count cases)	12.1	12.2	(0.6)%	37.3	36.9	0.9%
Pricing, including mix			3.3%			2.0%
Euro average exchange rate, spot (Dollars per euro)	$1.33	$1.32	0.9%	$1.36	$1.32	2.8%
Euro average exchange rate, hedged (Dollars per euro)	$1.35	$1.28	5.5%	$1.36	$1.27	6.7%
Columns may not total due to rounding.
[1] See description of reconciling items between GAAP and comparable basis figures in this press release under “Non-GAAP Measurements and Items Affecting Comparability.”
[2] The company's Core Europe market includes the 28 member states of the European Union, Switzerland, Norway and Iceland.
[3] North America pricing includes fuel-related and other surcharges.

Exhibit E:
EUROPEAN CURRENCY
YEAR-ON-YEAR CHANGE—FAVORABLE (UNFAVORABLE)
2014 vs. 2013
(Unaudited—in millions)

	Q3	YTD
Net sales:
Change in euro exchange rate	$2	$21
Change in realized hedging loss [1]	6	15
Change in unrealized hedging gain[2]	2	—
Effect on net sales	10	36
Local costs increase	—	(4)
Change in balance sheet translation loss[3]	(5)	(4)
Net effect on operating income (loss)	$4	$28

Columns may not total due to rounding.

[1]
Third quarter hedging gain was $1 million in 2014 versus a loss of $5 million in the same period of 2013. For the nine months ended September 30, 2014 the hedging loss was $1 million versus a loss of $16 million on the same period of 2013.

[2] Hedge accounting was terminated prospectively in the first quarter of 2013 for certain currency hedges that were transferred to banks participating in the company's ABL Credit Facility. These unrealized gains and losses were recognized in "Net sales" for positions originally intended to hedge sales in the second and third quarters of 2013. Termination of hedge accounting did not change the economic purpose or effect to reduce uncertainty in the U.S. dollar realization of euro-denominated sales, but did result in unrealized changes in fair value of these hedge positions to be recognized prior to settlement. In the quarter ended September 30, 2013, the company recognized $2 million of losses in "Net sales" associated with unrealized changes in the fair value of these option contracts, which were excluded from the comparable net sales and results of the Bananas segment. These unrealized changes net to zero in the first nine months of 2013 because all of the affected hedge positions had settled by September 30, 2013.

[3]
Third quarter balance sheet translation was a net loss of $3 million in 2014 versus a net gain of $2 million in the same period of 2013. For the nine months ended September 30, 2014 the balance sheet translation was a net loss of $6 million versus a net loss of $3 million in the nine months ended September 30, 2013.